Exhibit 20.22

U.S. Small Business Administration NOTE

SBA Loan #	EWCP9018101007

SBA Loan Name	Aetrium Incorporated

Date	October 3, 2005

Loan Amount	$2,000,000.00

Interest Rate	Variable

Borrower	Aetrium Incorporated

Operating Company	Aetrium Incorporated

Lender	Bremer Bank, National Association
1.	PROMISE TO PAY:

In return for the Loan, Borrower promises to pay to the order of Lender the amount of Two Million & 00/100 Dollars, interest on the unpaid principal balance, and all other amounts required by this Note.

2.	DEFINITIONS:

“Collateral” means any property taken as security for payment of this Note or any guarantee of this Note.

“Guarantor” means each person or entity that signs a guarantee of payment of this Note.

“Loan” means the loan evidenced by this Note.

“Loan Documents” means the documents related to this loan signed by Borrower, any Guarantor, or anyone who pledges collateral.

“SBA” means the Small Business Administration, an Agency of the United States of America.

3.	PAYMENT TERMS:

Borrower must make all payments at the place Lender designates. The payment terms for this Note are:
1.	Maturity: This is a revolving Loan. The required SBA Form 147 Note is the master note.
This Note will mature in 1 year from the date of this Note. Sub-notes, if used, will mature based on the Borrower’s collection of the proceeds from the transaction financed by each draw. No sub-note may have a maturity date later than the Note.

2.	Repayment Terms:
a. The interest rate on this Note will fluctuate. The initial interest rate is 6.50% per year. This initial rate is the prime rate on the date SBA received the loan application, plus .25%.

PROMISSORY NOTE
Loan No: 400852	(Continued)	Page 2
b. Interest rate computations are based on the average daily outstanding balance.
c. Borrower must pay interest on the disbursed principal balance every month beginning one month from the month of initial disbursement on this Note; monthly interest payments must be made on the same day as the date of initial disbursement on this Note. Borrower must make additional payments as follows:
(1) Principal due at maturity. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to principal; then to any unpaid collection costs; and then to any late charges.
d. The interest rate will be adjusted daily (the “change period”).
e. The adjusted interest rate will be .25% above the Lender’s Prime Rate. Lender will adjust the interest rate on the first calendar day of each change period. The change in interest rate is effective on that day whether or not Lender gives Borrower notice of the change.
f. If SBA purchases the guaranteed portion of the unpaid principal balance, the interest rate becomes fixed at the rate in effect at the time of the earliest uncured payment default. If there is no uncured payment default, the rate becomes fixed at the rate in effect at the time of purchase.
g. All remaining principal and accrued interest is due and payable 1 year from date of initial disbursement.
h. Lender will have no obligation to advance funds under this Note if Lender determines: (a) there is any default as defined in this Note; (b) there has been an unremedied adverse change in the financial condition, organization, management, operation, or assets of Borrower which would warrant withholding or not making further disbursement; or (c) Borrower has used Loan funds for unauthorized purposes; or (d) Borrower has not complied with Lender’s conditions for disbursements or other agreements.
i. Lender may charge servicing fees.
4.	DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:
A.	Fails to do anything required by this Note and other Loan Documents;

B.	Defaults on any other loan with Lender;

C.	Does not preserve, or account to Lender’s satisfaction for, any of the Collateral or its proceeds;

D.	Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;

E.	Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;

F.	Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower’s ability to pay this Note;

G.	Fails to pay any taxes when due;

H.	Becomes the subject of a proceeding under any bankruptcy or insolvency law;

I.	Has a receiver or liquidator appointed for any part of their business or property;

J.	Makes an assignment for the benefit of creditors;

K.	Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower’s ability to pay this Note;

L.	Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender’s prior written consent; or

M.	Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower’s ability to pay this Note.

PROMISSORY NOTE
Loan No: 400852	(Continued)	Page 3
5.	LENDER’S RIGHTS IF THERE IS A DEFAULT:

Without notice or demand and without giving up any of its rights, Lender may:
A.	Require immediate payment of all amounts owing under this Note;

B.	Collect all amounts owing from any Borrower or Guarantor;

C.	File suit and obtain judgement;

D.	Take possession of any Collateral; or

E.	Sell, lease, or otherwise dispose of, any Collateral at public or private sale, with or without advertisement.
6.	LENDER’S GENERAL POWERS:

Without notice and without Borrower’s consent, Lender may:
A.	Bid on or buy the Collateral at its sale or the sale of another lienholder, at any price it chooses;

B.	Incur expenses to collect amounts due under this Note, enforce the terms of this Note or any other Loan Document, and preserve or dispose of the Collateral. Among other things, the expenses may include payments for property taxes, prior liens, insurance, appraisals, environmental remediation costs, and reasonable attorney’s fees and costs. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;

C.	Release anyone obligated to pay this Note;

D.	Compromise, release, renew, extend or substitute any of the Collateral; and

E.	Take any action necessary to protect the Collateral or collect amounts owing on this Note.
7.	WHEN FEDERAL LAW APPLIES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

8.	SUCCESSORS AND ASSIGNS:

Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

9.	GENERAL PROVISIONS:
A.	All individuals and entities signing this Note are jointly and severally liable.

B.	Borrower waives all suretyship defenses.

C.	Borrower must sign all documents necessary at any time to comply with the Loan Documents and to enable Lender to acquire, perfect, or maintain Lender’s liens on Collateral.

D.	Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.

E.	Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.

F.	If any part of this Note is unenforceable, all other parts remain in effect.

G.	To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guarantee; did not obtain, perfect, or maintain a lien upon Collateral; impaired Collateral; or did not obtain the fair market value of Collateral at a sale.
10.	STATE-SPECIFIC PROVISIONS:

PROMISSORY NOTE
Loan No: 400852	(Continued)	Page 4
LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested either orally or in writing by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests to confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. The following person(s) is/are currently authorized to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender’s address shown above, written notice of revocation of his or her authority: Joseph C. Levesque, Paul Askegaard, Douglas L. Hemer. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; or (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender.
11.	BORROWER’S NAME(S) AND SIGNATURE(S):

By signing below, each individual or entity becomes obligated under this Note as Borrower.

BORROWER:

AETRIUM INCORPORATED

By:	/s/ Joseph C. Levesque Joseph C. Levesque, President/CEO of Aetrium Incorporated	By:	/s/ Paul H. Askegaard Paul H. Askegaard, Treasurer/Asst Secretary of Aetrium Incorporated

By:	/s/ Douglas L. Hemer

Douglas L. Hemer, CAO/Secretary of Aetrium Incorporated